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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 8)*


                         PRESIDENTIAL REALTY CORPORATION
                         -------------------------------
                                (Name of Issuer)


                        CLASS A and CLASS B, COMMON STOCK
                        ---------------------------------
                         (Title of Class of Securities)


                              74100410 and 74100420
                    ---------------------------------------
                                 (Cusip Number)


Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule l3d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================


                               Page 1 of 5 Pages

                                  SCHEDULE 13G

----------------------
CUSIP No. 74100410 and                                         -----------------
CUSIP No. 74100420                                             Page 2 of 5 Pages
----------------------                                         -----------------


--------------------------------------------------------------------------------
 1  |  NAME OF REPORTING PERSON
    |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    |
    |         THE TRUST COMPANY OF NEW JERSEY  22-1337980
--------------------------------------------------------------------------------
 2  |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
    |                                                           (b) [ ]
--------------------------------------------------------------------------------
 3  |  SEC USE ONLY
    |
--------------------------------------------------------------------------------
 4  |  CITIZENSHIP OR PLACE OF ORGANIZATION
    |
    |         NEW JERSEY
--------------------------------------------------------------------------------
                |  5  |   SOLE VOTING POWER
   NUMBER OF    |     |
                |     |
    SHARES      |     |      304,000
                ----------------------------------------------------------------
 BENEFICIALLY   |  6  |   SHARED VOTING POWER
                |     |
   OWNED BY     |     |
                |     |       8,500
      EACH      ----------------------------------------------------------------
                |  7  |   SOLE DISPOSITIVE POWER
   REPORTING    |     |
                |     |
    PERSON      |     |      304,000
                ----------------------------------------------------------------
     WITH       | 10  |   SHARED DISPOSITIVE POWER
                |     |
                |     |       8,500
--------------------------------------------------------------------------------
 9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |
    |         312,500
--------------------------------------------------------------------------------
10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
    |  CERTAIN SHARES*
    |
--------------------------------------------------------------------------------
11  |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    |
    |         8.70%
--------------------------------------------------------------------------------
12  |  TYPE OF REPORTING PERSON*
    |
    |         BK
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               -----------------
                                                               Page 3 of 5 Pages
                                                               -----------------


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ----------

                                 Schedule 13 G

                   Under the Securities Exchange Act of 1934
                                (Amendment No. 8)


Check the following box if a fee is being paid with this statement:          [ ]

    Item 1 (a)   Name of Issuer:

                    PRESIDENTIAL REALTY CORPORATION


    Item 1 (b)   Address of Issuer's Principal Executive Offices:

                    180 South Broadway
                    White Plains, New York 10605


    Item 2 (a)   Name of Person Filing:

                    The Trust Company of New Jersey


    Item 2 (b)   Address of Principal Business Office or, if none, Residence:

                    35 Journal Square
                    Jersey City, New Jersey 07306


    Item 2 (c)   Citizenship:

                    New Jersey


    Item 2 (d)   Title of Class of Securities:

                    Common Stock


    Item 2 (e)   CUSIP Number:

                    74100410 and 74100420

                                                               -----------------
                                                               Page 4 of 5 Pages
                                                               -----------------


    Item 3. If this statement is filed pursuant to Rules 13 d-1(b), or 13d-2(b) check whether the person filing is a:

                    Bank as defined in Section 3(a)(6) of the Act.


    Item 4.      Ownership:

                 If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire:

                    (a) Amount Beneficially Owned:
                          312,500

                    (b) Percent of Class
                          8.70%

                    (c) Number of shares as to which such person has:

                            (i) sole power to vote or to direct the vote:
                                  304,000

                           (ii) shared power to vote or to direct the vote:
                                  8,500

                          (iii) sole power to dispose or to direct the
                                disposition of:
                                  304,000

                           (iv) shared power to dispose or to direct the
                                disposition of:
                                  8,500


    Item 5.     Ownership of Five Percent or Less of a Class:

                    Not Applicable


    Item 6.     Ownership of More than Five Percent on Behalf of
                Another Person:

                    Not Applicable

                                                               -----------------
                                                               Page 5 of 5 Pages
                                                               -----------------


    Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                    Not Applicable


    Item 8.    Identification and Classification of Members of the Group:

                    Not Applicable


    Item 9.    Notice of Dissolution of Group:

                    Not Applicable


    Item 10.   Certification.

     The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b).

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of or as a participant in any transaction having such purposes or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: 2/13/98


                                          THE TRUST COMPANY OF NEW JERSEY


                                          By: /s/ RAYMOND P. CATLAW
                                              ----------------------------------
                                              Name:  Raymond P. Catlaw
                                              Title: Senior Vice President and
                                                     Trust Officer

                                   ----------

ATTENTION: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)